Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY REPORTS RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR 2006

Troy, Michigan – June 30, 2006, Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its fourth quarter and fiscal year ended April 29, 2006.

Revenues for the fiscal year ended April 29, 2006 (“fiscal 2006”) were $1.31 billion, compared to $1.26 billion for the fiscal year ended April 30, 2005 (“fiscal 2005”). Net income for fiscal 2006 was $13.6 million or $.65 per diluted share, compared to $34.2 million or $1.51 per diluted share for fiscal 2005.

Revenues for the fourth quarter of fiscal 2006 were $284.7 million, compared to $273.9 million for the fourth quarter of fiscal 2005. During the fourth quarter of this year the Company had a net loss of $6.5 million or $.32 per diluted share, compared to net income of $4.4 million or $.20 per diluted share for the fourth quarter of last year.

Stephen Strome, the Company’s Chairman and CEO stated, “We are very disappointed with our financial results. Higher revenues during both the fourth quarter and fiscal year 2006 were not enough to offset the decline in our gross profit margin and higher selling, general and administrative expenses. The results for the year were particularly impacted by our U.S. music operation, which experienced lower revenues of $83 million and a gross profit margin decline of nearly three points as a percentage of revenues.”

The Company has responded by undertaking several initiatives to lower costs. The Company’s goal is to achieve an annual cost savings equal to 10% of the Company’s selling, general and administrative (SG&A) expenses, or approximately $20 million. The savings goal established by the Company does not include one-time implementation costs, which may be incurred in order to realize these savings. Some cost saving initiatives have recently been completed, while others are in the process of being launched.

These initiatives include:

•	Closing Crave Entertainment Group’s (Crave) distribution facility in California and consolidating it into the Company’s existing facility in Indianapolis. This provides savings in rent and freight costs.

•	Combining REPS’ and Handleman’s in-store service organizations. This will result in a consolidation of locations and eliminate duplicate activities, and will better leverage employees’ time in customers’ stores to a broader category of products.

•	Restructuring of employee benefit programs.

•	Several strategies aimed at lowering customer product returns.

•	Reducing discretionary programs and corporate overhead.

Stephen Strome added, “In addition to aggressively working to reduce SG&A expenses, we are actively pursuing new customers and seeking additional opportunities to grow our business with current customers. We recently announced that Tesco, the largest supermarket and general merchandise retailer in the United Kingdom, was added to our list of customers. We will begin servicing this customer in the latter part of fiscal 2007.”

Fiscal 2006

Revenues for fiscal 2006 were $1.31 billion, compared to $1.26 billion for fiscal 2005. The fiscal 2006 acquisitions of Crave and REPS added $105 million to revenues. In addition, revenues within the Company’s United Kingdom (UK) and Canadian operations increased by $31 million. These revenue increases, however, were partially offset by lower revenues within the Company’s U.S. music operation. Lower U.S. music revenues were primarily due to the previously announced reassignment of 425 customers’ stores to competitors during the first and second quarters of fiscal 2006. In addition, overall weakness in U.S. music industry sales also contributed to the decline in revenues. U.S. music industry sales during the Company’s fiscal 2006 declined 5.6% from the prior year (as reported by Nielsen Soundscan).

The Company’s gross profit margin, as a percentage of revenues, was 17.2% for fiscal 2006, compared to 19.4% for fiscal 2005. The decline in the gross profit margin percentage was primarily due to an increase in customer promotions, a greater percentage of revenues generated with customers who receive less than full category management services and the addition of Crave revenues, all of which earn lower gross profit margins than the Company’s consolidated gross profit margin.

SG&A expenses for fiscal 2006, excluding Crave and REPS, were $188.7 million, compared to $193.4 million for fiscal 2005, a decline of $4.7 million. Included in SG&A expenses this year were higher costs associated with processing and handling an increase in customer product returns. Customer product returns this year were up over $56 million, and represented 19.1% of customer shipments compared to 16.8% during fiscal 2005. The Company estimates that higher customer product returns, driven by increased customer promotional activity, lower store inventory levels, and a decline in overall music sales, increased SG&A expenses during fiscal 2006 by approximately $6.0 million. SG&A expenses for Crave and REPS for fiscal 2006 were $21.3 million.

Stock Repurchase

During fiscal 2006, the Company repurchased 1,648,100 shares of its common stock at an average price of $13.31 per share. Approximately 1.2 million shares remain under the Board authorized 15% share repurchase program announced in February 2005. As of April 29, 2006, the Company had 19,989,830 shares outstanding.

Fourth Quarter of Fiscal 2006

Revenues for the fourth quarter of fiscal 2006 were $284.7 million, compared to $273.9 million for the fourth quarter of fiscal 2005. The increase in revenues during the fourth quarter of fiscal 2006 was due to the acquisition of Crave and REPS, which added $37.2 million in revenues. Music revenues within the Company’s U.S., UK and

Canadian operations all declined during the fourth quarter this year, with U.S. revenues having the largest decline, $23.2 million. Music industry sales in the U.S., UK and Canada (as reported by Nielson SoundScan and CIN) also declined during the Company’s fourth quarter of fiscal 2006 compared to the prior year’s fourth quarter. The music industry decline was: 2.5% in the U.S.; 6.3% in the UK; and 4.6% in Canada.

The Company’s gross profit margin, as a percentage of revenues, was 17.4% for the fourth quarter, compared to 19.8% for the fourth quarter of last year. The decline in the gross profit margin percentage this year was primarily due to an increase in customer promotions, a greater percentage of revenues generated with customers who receive less than full category management services, and the addition of Crave revenues, all of which earn lower gross profit margins than the Company’s consolidated gross profit margin. The gross profit margin for the fourth quarter of this year was comparable to the Company’s gross profit margin for the entire year.

SG&A expenses for the fourth quarter, excluding Crave and REPS, were $47.0 million, compared to $48.2 million for the same quarter of last year, a decline of $1.2 million. SG&A expenses for Crave and REPS for the fourth quarter of this year were $9.1 million, and included one-time costs of approximately $700,000 to relocate Crave’s distribution facility to Indianapolis.

The results of the fourth quarter of this year were also impacted by a loss from discontinued operations, net of tax, of $888,000. This loss was the result of the final settlement of all remaining issues relating to the Company’s December 2003 sale of Anchor Bay Entertainment. In addition, net investment expense for the fourth quarter of this year increased by $2 million, resulting primarily from financing costs related to the Crave acquisition.

Stephen Strome concluded, “During the year we acquired two businesses and began an integration process focusing on achieving the synergy potentials and leveraging sales opportunities. These acquisitions expand our customer base and product categories, while providing the Company with a more diverse platform for growth. We are implementing our plan to leverage these opportunities and expect improved financial performance during fiscal 2007.”

Outlook

Softness in the music and console video game industries is expected to have a continuing impact on the Company’s near term operating performance. As a result, and based on actual operating performance during the first two months of the Company’s fiscal 2007 first quarter, the Company expects an operating loss for its first quarter greater than the loss it incurred during the same period of fiscal 2006. The first quarter is expected to be the weakest quarter of the Company’s fiscal year. The Company expects to return to profitability during its second quarter.

Call Notice

Handleman Company will host a conference call to discuss the fourth quarter and fiscal year 2006 financial and operating results on Friday, June 30, 2006 at 11:00 a.m. (Eastern Time). To participate in the teleconference call (in listen mode only), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Friday, July 7, 2006 at midnight by calling 800-642-1687 (PIN Number 1691205).

About Handleman Company

Handleman Company is a category manager and distributor of prerecorded music and console video game hardware, software and accessories to leading retailers in the United States, United Kingdom, and Canada. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores. Services offered include product selection, direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with the Company’s responsibilities required under its agreement with Tesco PLC, the ability to secure funding or generate sufficient cash required under the Company’s agreement with Tesco PLC and to build and grow other new businesses, achieving the business integration objectives expected with the Crave Entertainment Group and REPS acquisitions, achievement of cost saving strategies completed or in the process of being implemented, changes in the music and console video game industries, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce inclusive of digital music and console video game distribution, success of new music and video game releases, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, dependence on third-party carriers to deliver products to customers, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company Contacts:
Thomas Braum	Greg Mize,
Sr. Vice President and CFO	Vice President, Investor Relations
(248) 362-4400, Ext. 718	(248) 362-4400, Ext. 211

- Tables Follow -

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	April 29, 2006 (13 weeks)	April 30, 2005 (13 weeks)	April 29, 2006 (52 weeks)	April 30, 2005 (52 weeks)
Revenues	$284,735	$273,916	$1,312,404	$1,260,585
Costs and expenses
Direct product costs	(235,282)	(219,664)	(1,086,928)	(1,016,334)
Selling, general and administrative expenses	(56,078)	(48,193)	(210,029)	(193,412)

Operating (loss)/income	(6,625)	6,059	15,447	50,839
Investment (expense) income, net	(1,759)	265	1,928	2,457

(Loss)/income from continuing operations before income taxes	(8,384)	6,324	17,375	53,296
Income tax benefit (expense)	2,738	(1,768)	(2,557)	(18,413)

(Loss)/income from continuing operations	(5,646)	4,556	14,818	34,883
Loss from discontinued operations, net of tax	(888)	(204)	(1,250)	(687)

Net (loss)/income	$(6,534)	$4,352	$13,568	$34,196

Basic net (loss)/income per share
- From continuing operations	$(0.28)	$0.21	$0.71	$1.55
- From discontinued operations	(0.04)	(0.01)	(0.06)	(0.03)

Total basic net income per share	$(0.32)	$0.20	$0.65	$1.52

Diluted net (loss)/income per share
- From continuing operations	$(0.28)	$0.21	$0.71	$1.54
- From discontinued operations	(0.04)	(0.01)	(0.06)	(0.03)

Total diluted net income per share	$(0.32)	$0.20	$0.65	$1.51

Weighted average number of shares outstanding - basic	20,311	21,843	20,806	22,500

- diluted	20,311	22,061	20,962	22,584

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

	April 29, 2006	April 30, 2005
Assets
Cash and cash equivalents	$10,346	$30,826
Accounts receivable, less allowances of $13,658 at April 29, 2006 and $10,809 at April 30, 2005	257,942	232,409
Merchandise inventories	128,844	115,672
Other current assets	9,898	12,954

Total current assets	407,030	391,861
Property and equipment, net of depreciation and amortization	54,099	60,180
Other assets, net	113,902	24,958

Total assets	$575,031	$476,999

Liabilities
Debt, current	$3,960	$—
Accounts payable	144,401	133,319
Other current liabilities	30,326	31,019

Total current liabilities	178,687	164,338
Debt, non-current	83,600	—
Other liabilities	15,755	13,778

Total Liabilities	278,042	178,116
Shareholders’ equity	296,989	298,883

Total liabilities and shareholders’ equity	$575,031	$476,999

ADDITIONAL	INFORMATION FROM CONTINUING OPERATIONS (amounts in thousands)

	Three Months Ended		Year Ended
	April 29, 2006 (13 Weeks)	April 30, 2005 (13 Weeks)	April 29, 2006 (52 Weeks)	April 30, 2005 (52 Weeks)
Income/(loss) from continuing operations	$(5,646)	$4,556	$14,818	$34,883
Investment expense (income), net	1,759	(265)	(1,928)	(2,457)
Income tax expense (benefit)	(2,738)	1,768	2,557	18,413
Depreciation/amortization expense	5,610	4,535	19,645	17,636
Recoupment of license advances	1,790	—	3,419	—

Adjusted EBITDA*	$775	$10,594	$38,511	$68,475

Additions to property and equipment	$1,387	$4,653	$10,387	$17,008

*	Adjusted EBITDA is computed as income/(loss) from continuing operations less net investment income, plus net investment expense, income tax expense, depreciation expense, amortization expense and recoupment of license advances and income tax benefit.